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                                                                     EXHIBIT 3.2


                      CERTIFICATE OF OWNERSHIP AND MERGER
                       MERGING KNOLL, INC. WITH AND INTO
                            T.K.G. ACQUISITION CORP.
                                       .

          T.K.G. Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "Company"),

          DOES HEREBY CERTIFY:

          FIRST: That the Company was incorporated on December 15, 1995, pursuant to the Delaware General Corporation Law (the "DGCL"), the provisions of which permit the merger of a subsidiary corporation organized and existing under the laws of said State into a parent corporation organized and existing under the laws of said State.

          SECOND: That the Company owns at least ninety percent (90%) of the outstanding shares of the Common Stock ("Common Stock"), par value $1.00 per share, of Knoll, Inc. ("Knoll"), a corporation incorporated on February 29, 1996, pursuant to the DGCL, as successor by merger to Knoll North America, Inc., a corporation incorporated on December 19, 1990, pursuant to the DGCL, and having no class of stock outstanding other than the Common Stock.

          THIRD: That the Company, by the following resolutions of its Board of Directors, duly adopted at a meeting held on March 13, 1997 and filed with the minutes of such Board, in accordance with Section 141(f) of the DGCL, determined to, and effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware does, merge Knoll into the
Company:
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          WHEREAS, the Company is the legal and beneficial owner of at least ninety percent (90%) of the outstanding Common Stock; and

          WHEREAS, the only issued and outstanding class of stock of Knoll is the Common Stock; and

          WHEREAS, the Company desires to merge Knoll with and into the Company (the "Merger") pursuant to the provisions of Section 253 of the DGCL.

          NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of Delaware (the "Effective Time"), Knoll hereby does merge with and into the Company; and be it

          FURTHER RESOLVED, that the terms and conditions of the Merger are as follows:

          1. At the Effective Time, Knoll shall be merged into the Company in accordance with the DGCL, whereupon the separate existence of Knoll shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation") and the Surviving Corporation shall be renamed "Knoll, Inc." At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law, including, without limitation,
     Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Knoll shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Knoll shall become the debts, liabilities and duties of the Surviving Corporation.

          2. The Certificate of Incorporation of the Company, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be "Knoll, Inc." as set forth above) until thereafter amended in accordance with applicable law and such Certificate of Incorporation.

          3. The By-Laws of the Company, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and such By-Laws.

          4. At the Effective Time, the shares of common stock and preferred stock of the Company issued and outstanding prior to the Effective Time shall be converted into and become validly issued, fully paid and nonassessable shares

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     of common stock and preferred stock, respectively, of the Surviving
     Corporation, with the same rights and privileges in the Surviving Corporation as such shares of common stock and preferred stock, as applicable, held in the Company. Each certificate representing such shares of common stock and preferred stock of the Company issued prior to the Effective Time shall represent the same number of shares of common stock and preferred stock, as applicable, of the Surviving Corporation as stated thereon with respect of shares of such stock of the Company.

          5. Each share of capital stock of Knoll immediately prior to the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

          6. The directors of the Company immediately before the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

          FURTHER RESOLVED, that the Chairman, Vice Chairman, President or any Vice President of the Company be, and each of them hereby is, authorized to make, execute and deliver, and the Secretary or any Assistant Secretary of the Company, be, and each of them hereby is, authorized to attest, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the Merger, and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and a certified copy recorded in the office of the recorder of the county in the State of Delaware, in which the registered office of each of the Company and Knoll is located and to do all acts and things, whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said Merger or to give effect to he foregoing resolutions.

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        IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Douglas J. Purdom, its authorized officer, this 14th day of March, 1997.


                                         T.K.G. Acquisition Corp.


                                         By: /s/ Douglas J. Purdom
                                            ______________________
                                            Title: Senior Vice President and
                                                   Chief Financial Officer

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